Exhibit 4.2

RALPH LAUREN CORPORATION,

as Issuer and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 9, 2018

Exhibit A – Form of Note

THIRD SUPPLEMENTAL INDENTURE, dated as of August 9, 2018 (this “Third Supplemental Indenture”), between RALPH LAUREN CORPORATION, a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 26, 2013 (the “Base Indenture”), between the Company and the Trustee, providing for the issuance from time to time of the Company’s unsecured senior debt securities in one or more series (the “Securities”) and providing the terms and conditions upon which the Securities are to be authenticated, issued and delivered; and

WHEREAS, Section 2.1 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted therein; and

WHEREAS, pursuant to Section 2.1 of the Base Indenture, as supplemented by this Third Supplemental Indenture, the Company desires to provide for the issuance of a new series of Securities to be known as its 3.750% Senior Notes due 2025 (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Third Supplemental Indenture and the terms, conditions and provisions of which are to be as specified in this Third Supplemental Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Third Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTUREWITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Provisions of the Base Indenture. Except as otherwise expressly provided herein, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect with respect to the Notes. The Base Indenture, as amended and supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

Notwithstanding any other provision of this Third Supplemental Indenture, all provisions of this Third Supplemental Indenture are expressly and solely for the benefit of the holders of the Notes, and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

SECTION 1.2. Definitions. For purposes of this Third Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(1) Capitalized terms used in this Third Supplemental Indenture and not defined in this Third Supplemental Indenture have the meanings ascribed thereto in the Base Indenture;

(2) the term “Notes” as defined in the Base Indenture and as used in any definition therein shall be deemed to include or refer to, as applicable, the Notes;

(3) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all references to Notes shall refer also to any Additional Notes issued in the form of Notes pursuant to Section 2.14 of the Base Indenture;

(7) all references to the date the Notes were originally issued shall refer to the Issue Date or the date any Additional Notes were originally issued, as the case may be;

(8) all references herein to particular Sections or Articles shall refer to this Third Supplemental Indenture unless otherwise so indicated; and

(9) the following terms have the meanings given to them in this Section 1.2:

“Change of Control” means: (1) any “person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or (2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the

Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or (3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (4) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or its Subsidiaries; or (5) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Net Assets” means, as of the date of determination thereof, the excess of (1) the aggregate consolidated net book value of the assets of the Company and its Subsidiaries after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (2) all of the aggregate liabilities of the Company and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Equity Interests, treasury stock, capital surplus and retained earnings), in each case determined on a consolidated basis (after eliminating all inter-company items) in accordance with GAAP; provided, however, that the calculation of Consolidated Net Assets shall not give effect to the treatment of operating leases as liabilities on the balance sheet in accordance with GAAP under Accounting Standards Update No. 2016-02, “Leases.”

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the Third Supplemental Indenture.

“Global Credit Facility” means the Amended and Restated Credit Agreement, dated as of February 11, 2015, among the Company, Acqui Polo C.V., Ralph Lauren Finance B.V. (formerly known as Polo Finance B.V.) and Ralph Lauren Asia Pacific Limited, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Company deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an Officers’ Certificate delivered to the trustee.

“Holder” means the Person in whose name a Note is registered on the security register books of the Registrar.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Merrill, Lynch, Pierce, Fenner & Smith Incorporated or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Issue Date” means the date on which the Notes are originally issued under this Third Supplemental Indenture.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or Merrill, Lynch, Pierce, Fenner & Smith Incorporated and two other Primary Treasury Dealers selected by the Company, and each of their respective successors and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

SECTION 1.3. Other Definitions.

Term	Defined in Section
“Additional Notes” “Base Indenture” “Company” “Global Notes” “Indenture” “Interest Payment Date” “Notes” “Third Supplemental Indenture” “Trustee”	Section 2.1 Recitals Preamble Section 2.4 Recitals Recitals Recitals Preamble Preamble

ARTICLE II

THE NOTES

SECTION 2.1. Designation and Principal Amount. The Notes are hereby authorized and are designated the “3.750% Senior Notes due 2025”, in an initial aggregate principal amount of $400,000,000, which amount shall be specified in an Authentication Order for the authentication and delivery of Notes pursuant to Article II of the Base Indenture. In addition, the Company shall be entitled to issue, from time to time, without the consent of the Holders, additional Notes (“Additional Notes”), which shall have identical terms as the Notes issued on the Issue Date (in each case, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto), as the case may be, in an unlimited aggregate principal amount, which Additional Notes shall be consolidated and form a single series with the Notes previously issued; provided that if any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. At any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

All Notes issued on the Issue Date and Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 2.2. Stated Maturity. The Stated Maturity of the Notes shall be September 15, 2025.

SECTION 2.3. Interest. The Notes shall bear interest at the rate of 3.750% per annum from August 9, 2019 or from the most recent Interest Payment Date to which interest has been paid on the Notes. Interest shall be payable semiannually on September 15 and March 15 of each year (each such date, an “Interest Payment Date”), commencing on March 15, 2019, to the Holders in whose names the Notes are registered at the close of business on the regular record date immediately preceding the related Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.4. Form, Dating, Title and Terms. (a) The Notes shall be substantially in the form attached as Exhibit A, in each case with such appropriate provisions as are required or permitted by this Third Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable laws or the rules of any securities exchange or DTC or as may, consistently herewith, be determined by the Officers executing such Notes, as evidenced by their execution thereof.

The Trustee’s certificate of authentication shall be substantially in the form set forth in Article II of the Base Indenture.

The definitive Notes shall be printed, lithographed or engraved on a steel engraved border or on steel engraved borders or produced by any combination of these methods, if required by any securities exchange on which the Notes may be listed, or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be issued on the Issue Date in the form of a permanent global Note (each, a “Global Note” and, collectively, the “Global Notes”), deposited with the Trustee, as custodian for DTC, duly executed by the Company, authenticated by the Trustee as provided in Article II of the Base Indenture and dated the date of their authentication. Each Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The principal of and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in Minneapolis, Minnesota, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Base Indenture; provided, however, that at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) upon request of any Holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC.

(b) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(c) Legend for Global Notes. The Global Notes shall bear the legend set forth in Section 2.1(c) of the Base Indenture on the face thereof.

(d) Registrar and Paying Agent; Transfer and Exchange. The Notes shall be subject to the provisions set forth in Sections 2.3 and 2.6 of the Base Indenture governing (i) payment of principal, premium, if any, and interest on the Notes, (ii) registration of transfer or exchange and (iii) maintenance of an office or agency where Notes may be presented for payment.

ARTICLE III

REDEMPTION

SECTION 3.1. Redemption by the Company. (a) The Notes may be redeemed at the option of the Company on the terms and conditions set forth in Section 3.1(b), Article III of the Base Indenture (as modified and supplemented by Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.1(e) below and the form of Notes included as Exhibit A hereto) and Section 6 and Section 7 of the form of Notes included as Exhibit A hereto.

(b) The Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 0.15% (15 basis points), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided that if the Company redeems any Notes on or after July 15, 2025 (two months prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c) For purposes of the Notes, the third paragraph of Section 3.2 of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“If fewer than all the Notes of a series then outstanding are to be redeemed, the Trustee shall select the Notes of such series to be redeemed pro rata or by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers, in its discretion, to be fair and appropriate in accordance with methods generally used at the time of selection by trustees in similar circumstances; provided, however, that Notes held in book entry form shall be selected in accordance with the applicable procedures of DTC, and the Trustee shall have no duty to monitor or oversee such selection procedures.”

(d) For purposes of the Notes, the first sentence of Section 3.3 of the Base Indenture is hereby modified by replacing “30 days” with “15 days.”

(e) For purposes of the Notes, the first paragraph of Section 3.3 of the Base Indenture is hereby modified by adding the following at the end thereof:

“The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.”

ARTICLE IV

OTHER MODIFICATIONS OF THE BASE INDENTURE

SECTION 4.1. Obligations with Respect to Transfers and Exchanges of Notes. For the purposes of the Notes, the text of Section 2.6(c) of the Base Indenture is replaced in its entirety by the following:

SECTION 2.6(c). Obligations with Respect to Transfers and Exchanges of Notes.

(1) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 3.6 or 9.5).

(3) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes of any series and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date.

(4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(5) All Notes of any series issued upon any transfer or exchange pursuant to the terms of this Indenture shall be the valid and legally binding obligation of the Company, shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes of such series surrendered upon such transfer or exchange.

(6) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(d) shall bear the legend set forth in Section 2.1(c).

(7) The Company shall also provide or cause to be provided to the Trustee all information reasonably necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 4.2. Limitations on Liens. For the purposes of the Notes, the text of Section 4.2 of the Base Indenture is replaced in its entirety by the following:

SECTION 4.2. Limitations on Liens. (a) So long as any Notes remain outstanding, the Company may not directly or indirectly, incur, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness secured by a Lien upon (i) any properties or assets (including Capital Stock) of the Company or any of its Subsidiaries or (ii) upon any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares of stock or Indebtedness are now existing or owned or hereafter created or acquired), in any such case unless, prior to or concurrently with the incurrence of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness to be so secured, the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Indebtedness to be so secured; provided, however, that the foregoing restrictions shall not apply to:

(1) Liens on property, shares of stock or Indebtedness existing with respect to any Person at the time such Person becomes a Subsidiary of the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2) Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by the Company or a Subsidiary of the Company or any of its Subsidiaries of such property, shares of stock or Indebtedness (which may include property previously leased by the Company or any of its Subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or Indebtedness, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or Indebtedness, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, such construction or the making of the improvements;

(3) Liens securing Indebtedness of the Company or any of the Company’s Subsidiaries owing to the Company or any of its Subsidiaries;

(4) With respect to Notes of a series, Liens existing on the initial Issue Date for such series;

(5) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease or other disposition or other transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens securing all of the Notes (including any Additional Notes) and any Liens that secure letters of credit issued under the Global Credit Facility;

(8) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; or

(11) Liens relating to accounts receivable of the Company or any of the Company’s Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles, to the extent the sale by the Company or the applicable Subsidiary is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof; or

(12) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) to (11), inclusive, without increase of the principal of the Indebtedness secured by such Lien; provided, however, that any Liens permitted by any of the foregoing clauses (1) to (11), inclusive, shall not extend to or cover any property of the Company or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

(b) Notwithstanding the foregoing provisions of this Section 4.2, the Company and its Subsidiaries may (i) incur Indebtedness secured by Liens that would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes; provided that after giving effect to such Indebtedness, the aggregate amount of all Indebtedness so secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all Attributable Debt outstanding pursuant to Section 4.3(b) does not exceed 15% of the Consolidated Net Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

SECTION 4.3. Limitation on Sale Leaseback Transactions. For the purposes of the Notes, the text of Section 4.3 of the Base Indenture is replaced in its entirety by the following:

SECTION 4.3. Limitation on Sale and Leaseback Transactions.

(a)

The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the Issue Date;

(2) such transaction was for the sale and leasing back to the Company or any of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3) such transaction involves a lease for not more than three years (or that may be terminated by the Company or such Subsidiary within a period of not more than three years);

(4) the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to clauses (1) through (11) of Section 4.2(a); or

(5) the Company or any Subsidiary of the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Company or of any of its Subsidiaries or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company.

(b)

Notwithstanding the restrictions set forth in Section 4.3(a), the Company and its Subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt outstanding with respect to such transactions, together with all Indebtedness outstanding pursuant to Section 4.2(b), does not exceed 15% of the Consolidated Net Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

SECTION 4.4. Compliance Certificate. For the purposes of the Notes, the text of Section 4.5 of the Base Indenture is replaced in its entirety by the following:

SECTION 4.5. Compliance Certificate. The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date of the Third Supplemental Indenture, an Officers’ Certificate signed by its principal executive officer, principal financial officer or principal accounting officer which shall comply with the provisions of Section 314 of the Trust Indenture Act, stating whether or not to the knowledge of the signers thereof any Default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) occurred during the previous fiscal year, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

SECTION 4.5. Repayment to the Company. For the purposes of the Notes, the text of Section 8.4 of the Base Indenture is replaced in its entirety by the following:

SECTION 8.4. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property and escheatment laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date of payment of such principal and interest, and, thereafter, Noteholders entitled to the money must look to the Company for payment as general creditors.

Any unclaimed funds held by the Trustee pursuant to this Section 8.4 shall be held uninvested and without any liability for interest.

SECTION 4.6. Amendments. For the purposes of the Notes, the text of Section 9.2 of the Base Indenture is replaced in its entirety by the following:

SECTION 9.2. With Consent of Holders. The Company and the Trustee may amend this Indenture or the Notes of a series without notice to any Noteholder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding of such series (including consents obtained in connection with a tender offer or exchange for Notes). However, without the consent of each Noteholder affected, an amendment may not:

(1) change the Stated Maturity of the principal of, or installment of interest on, any Note;

(2) reduce the principal amount of, or the rate of interest on, any Notes;

(3) reduce any premium, if any, payable on the redemption or required repurchase of any Note or change the date on which any Note may or must be redeemed, repaid or required to be repurchased;

(4) change the coin or currency in which the principal of or interest on any Note is payable;

(5) impair the right of any Holder to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note;

(6) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required in order to take certain actions;

(7) reduce the percentage of Holders whose consent is needed to modify or amend this Indenture or the Notes;

(8) after the time an offer to repurchase the Notes in the Change of Control Repurchase Event is required to have been made, waive such requirement or reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(9) modify any of the provisions of this Indenture regarding the waiver of past defaults and the waiver of certain covenants by Holders except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or

(10) modify any of the above provisions of this Section 9.2.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.2 becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2.

ARTICLE V

REPURCHASE

SECTION 5.1. Change of Control Repurchase Event. (a) Upon the occurrence of a Change of Control Repurchase Event, the Company shall be required to make a Change of Control Offer in accordance with the terms and conditions of Section 4.4 of the Base Indenture (as modified and supplemented by Section 5.1(b) below and the form of Notes included as Exhibit A hereto) and Section 5 of the form of Notes included as Exhibit A hereto.

(b) For purposes of the Notes, the first paragraph of Section 4.4 of the Base Indenture is hereby modified by adding the following at the end thereof:

“Neither the Trustee nor any Paying Agent (whether or not the Trustee acts in the capacity of a Paying Agent) shall be responsible for monitoring the Company’s ratings, making any request upon any Rating Agency, or determining whether any Ratings Event, or Change of Control Repurchase Event has occurred.”

ARTICLE VI

DEFEASANCE

SECTION 6.1. Defeasance by the Company. The Notes shall be subject to defeasance at the option of the Company in accordance with the terms and conditions set forth in Article VIII of the Base Indenture.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision included or that is required to be included in the Indenture by the Trust Indenture Act, the duty or provision required by the Trust Indenture Act shall control.

SECTION 7.2. Priority of Third Supplemental Indenture. If any conflict arises between the terms of the Base Indenture and the terms of this Third Supplemental Indenture, the terms of this Third Supplemental Indenture shall be controlling and supersede such conflicting terms of the Base Indenture.

SECTION 7.3. Governing Law. The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.4. Successors. All agreements of the Company in the Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in the Indenture shall bind its successors.

SECTION 7.5. Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 7.6. Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 7.7. Table of Contents; Headings. The table of contents, cross- reference sheet and headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 7.8. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 7.9. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 7.10. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Third Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

RALPH LAUREN CORPORATION

By:	/s/ Jane Hamilton Nielsen
Name: Jane Hamilton Nielsen
Title: Chief Financial Officer

[Ralph Lauren Corporation Third Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Ralph Lauren Corporation Third Supplemental Indenture]

Exhibit A

[FORM OF FACE OF NOTE]

RALPH LAUREN CORPORATION

3.750% SENIOR NOTES DUE 2025

No.	Principal Amount $ [(subject to adjustment as reflected in the Schedule of Increases and Decreases in Global Note attached hereto)]*

	CUSIP NO.	751212AC5

	ISIN NO.	US751212AC57

Ralph Lauren Corporation, a Delaware corporation, for value received, promises to pay to                         , or registered assigns, the principal sum of                             Dollars [(subject to adjustment as reflected in the Schedule of Increases and Decreases in Global Note attached hereto)]* on September 15, 2025.

Interest Payment Dates: September 15 and March 15 of each year, commencing on [March 15, 2019] [first interest payment date relating to any Additional Notes].

Record Dates: September 1 and March 1 of each year.

Additional provisions of this Note are set forth on the other side of this Note.

*	To be inserted if a Global Note.

IN WITNESS WHEREOF, RALPH LAUREN CORPORATION has caused this Note to be duly executed.

Dated:                         ,

RALPH LAUREN CORPORATION

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

This is one of the Notes referred

to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

Dated:                         ,

[FORM OF REVERSE SIDE OF NOTE]

[Reverse of Note]

3.750% Senior Notes due 2025

1.	Interest

Ralph Lauren Corporation, a Delaware corporation (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate of 3.750% per annum.

The Company shall pay interest semiannually on September 15 and March 15 of each year (each such date, an “Interest Payment Date”), commencing on March 15, 2019. Interest on the Notes shall accrue from [August 9, 2018] [date of issuance of any Notes], or from the most recent date to which interest has been paid on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company shall pay interest (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the September 1 and March 1 immediately preceding the Interest Payment Date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company may make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof or by wire transfer to an account located in the United States maintained by the payee.

3.	Paying Agent and Registrar

Wells Fargo Bank, National Association, a national banking association (the “Trustee”), shall initially act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Noteholder. The Company or any of its domestically organized wholly-owned Subsidiaries may act as Paying Agent.

4.	Indenture

The Company issued the Notes under an Indenture dated as of September 26, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 9, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Trust Indenture Act”). Terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. The Note is one of the Notes referred to in the Third Supplemental Indenture. The Notes of this series include the Notes of this series issued on the Issue Date and any Additional Notes of this series issued in accordance with Section 2.14 of the Base Indenture. The Notes of this series and any Additional Notes of this series are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to create liens, enter into sale and leaseback transactions and enter into mergers and consolidations.

5.	Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, the Company will be required to make an offer to each Holder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the terms contemplated in Section 4.4 of the Base Indenture (as modified and supplemented by Section 5.1(b) of the Third Supplemental Indenture and this Section 5) and this Section 5. Neither the Trustee nor any Paying Agent (whether or not the Trustee acts in the capacity of a Paying Agent) shall be responsible for monitoring the Company’s ratings, making any request upon any Rating Agency, or determining whether any Ratings Event, or Change of Control Repurchase Event has occurred.

6.	Redemption

The Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 0.15% (15 basis points), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided that if the Company redeems any Notes on or after July 15, 2025 (two months prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Merrill, Lynch, Pierce, Fenner & Smith Incorporated or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or Merrill, Lynch, Pierce, Fenner & Smith Incorporated and two other Primary Treasury Dealers selected by the Company, and each of their respective successors and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

7.	Notice of Redemption

At least 15 days but not more than 60 days before a date for redemption of Notes by the Company pursuant to Article III of the Third Supplemental Indenture, Article III of the Base Indenture (as modified and supplemented by Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(e) of the Third Supplemental Indenture and Sections 6 and 7 hereof) and Sections 6 and 7 hereof, the Company shall mail (or, at the Company’s option in the case of Notes held in book-entry form, send by electronic transmission) a notice of redemption by first-class mail to each Holder of Notes to be redeemed at its registered address. Notes in denominations of principal amount larger than $2,000 may be redeemed in part but only in integral multiples of $1,000 in excess thereof. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof, if applicable) to be redeemed on the date of redemption is deposited with the Paying Agent on or before 11:00 a.m. (New York City time) on such redemption date (or, if the Company or any of its Subsidiaries is the Paying Agent, such money is segregated and held in trust) and certain other conditions are satisfied, on and after such date interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

8.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending on the date of such mailing.

9.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

10.	Unclaimed Money

Subject to any applicable abandoned property and escheatment laws, if money for the payment of principal or interest remains unclaimed for two years after the date of payment of principal and interest, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes of this series and the Indenture as it relates to the Notes of this series if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes and (ii) any default or noncompliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange for Notes). However, the Indenture requires the consent of each Noteholder that would be affected for certain specified amendments or modifications of the Indenture and the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes, among other things, to cure any ambiguity, omission, defect or inconsistency, or to evidence the succession of another Person to the Company and the assumption by any such Person of the obligations of the Company in accordance with Article V of the Indenture, or to add any additional Events of Default, or to add to the covenants of the Company for the benefit of the Holders of the Notes or surrender rights and powers conferred on the Company, or to add one or more guarantees for the benefit of the Holders of the Notes, or to add collateral security with respect to the Notes, or to add or appoint a successor or separate trustee or other agent, or to provide for the issuance of Additional Notes, or to comply with any requirements in connection with qualifying the Indenture under the Trust Indenture Act, or to comply with the rules of any applicable securities depository, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to change any other provision if the change does not adversely affect in any material respect the interests of any Noteholder.

13.	Defaults and Remedies

Under the Indenture, Events of Default include (i) default in payment of interest on the Notes of this series that continues for 30 days; (ii) default in payment of principal of or premium on the Notes of this series at its stated maturity, upon optional redemption or otherwise; (iii) failure by the Company to repurchase Notes of this series tendered for repurchase following a Change of Control Repurchase Event, (iv) failure by the Company to comply with any covenant or agreement in the Indenture or the Notes, which continues for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding notes; (v) failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or the Company’s Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) with an aggregate principal amount then outstanding in excess of $100,000,000, subject to certain conditions; (vi) default in respect of other Indebtedness of the Company or the Company’s Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $100,000,000, which results in the acceleration of such Indebtedness, subject to certain conditions; and (vii) certain events of bankruptcy or insolvency involving the Company.

If an Event of Default occurs and is continuing with respect to Notes of this series, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of this series may declare all the Notes of this series to be due and payable immediately. Certain events of bankruptcy or insolvency involving the Company are Events of Default which will result in the Notes of this series being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes of this series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it in good faith determines that withholding notice is not opposed to their interest.

14.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

A director, officer, employee or stockholder (other than the Company), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (custodian) and U/G/M/A (Uniform Gift to Minors Act).

18.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers and/or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers and/or other similar numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint                 as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ____________________ Your Signature: ______________________

Signature Guarantee: ______________________________

(Signature must be guaranteed by a participant in a recognized Signature

Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

Sign exactly as your name appears on the other side of this Note.

[TO BE ATTACHED IF A GLOBAL NOTE]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Decrease or Increase	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian